Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Aethlon Medical, Inc. (the “Company”) of our report dated June 10, 2026, relating to our audits of the Company’s consolidated financial statements as of March 31, 2026 and 2025, and for each of the years in the two-year period ended March 31, 2026, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

Our report dated June 10, 2026 includes an explanatory paragraph that states the Company has recurring losses from operations, an accumulated deficit, expects to incur losses for the foreseeable future, and requires additional working capital to achieve its operating plans. Our report further states that these conditions raise substantial doubt regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

November 10, 2026